SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):

                                JANUARY 29, 1998

                          CONTINENTAL CHOICE CARE, INC.
               (Exact name of Registrant as specified in Charter)

        NEW JERSEY                    0-24542                  22-3276736
(State or other jurisdiction   (Commission File Number)      (IRS Employer
      of incorporation)                                   Identification Number)

               25-B VREELAND ROAD, FLORHAM PARK, NEW JERSEY 07932
               (Address of principal executive office) (Zip Code)

        Registrant's telephone number including area code: (973) 593-0500

                                 NOT APPLICABLE
         (Former name and former address, as changed since last report)


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Item 5. Other Events.


                On January 29, 1998, the Upper Manhattan Dialysis Center, Inc. ("UMDC"), the Registrant's consulting customer, sold substantially all of its assets to Renal Research Institute, LLC ("RRI") pursuant to the terms of an Asset Purchase Agreement (the "Purchase Agreement") among UMDC, RRI and the shareholders of UMDC for an aggregate purchase price of approximately $7,984,000.

                At the January 29 closing (the "Initial Closing"), RRI paid approximately $4,174,000 in partial payment for the assets of UMDC. UMDC retained its accounts receivable, cash and cash equivalents in the transaction, as well as certain liabilities of UMDC outstanding as of the date of the Initial Closing.

                Under the terms of the Purchase Agreement, Beth Israel Medical Center, or an alternate designee of RRI, will apply for approval from the New York State Department of Heath (the "Approval") to operate the in-center dialysis facility currently operated by UMDC. In connection with any grant of the Approval, which is currently expected to occur in the fourth quarter of 1998, RRI is expected to pay additional amounts aggregating approximately $3,811,000, less the net value of certain current assets to be retained by UMDC, of which approximately $2,375,000 is additional purchase price for the assets of UMDC and $1,436,000 will be paid for a covenant not to compete.

                Pending the Approval, RRI and UMDC have entered into a Consulting and Administrative Services Agreement (the "Consulting Agreement") pursuant to which RRI will provide UMDC with the use of the assets sold by UMDC to RRI and will provide certain other enumerated services to UMDC in exchange for a consulting fee. RRI's fee is not payable, and accrues to the extent not paid, during any month in which UMDC does not retain a minimum of $28,000 of cash from its net income. UMDC expects to earn net income of approximately $252,000 pending the Approval if the Approval is granted in November 1998. The amount of monthly net income which UMDC expects to earn during the term of the Consulting Agreement is subject to substantial variation based on a wide variety of factors and no assurance can be given that such amount will be attained or that UMDC will not suffer losses during the relevant periods.

                The Registrant and certain of its officers, directors and major shareholders ("Certain Executive Officers") previously guaranteed certain bank debt of UMDC, of which approximately $628,000 was outstanding as of the date of the Initial Closing. The Registrant previously loaned monies to and incurred additional non-bank liabilities on behalf of UMDC and certain of its shareholders, of which approximately $3,452,000 was outstanding as of the date of sale. Further, as of the date of the sale, UMDC owed the Registrant approximately $1,389,000 in various consulting and service fees.

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                The Registrant expects to receive an aggregate of approximately
$4,500,000 from UMDC from the proceeds of the transaction and from the operations of UMDC. At the time of the Initial Closing, the Registrant received approximately $2,660,000 and expects to receive the remainder over the period which began following the Initial Closing and ends in the first quarter following the Approval Closing. In addition, at the Initial Closing, UMDC paid the remaining outstanding bank debt which was guaranteed by the Registrant and Certain Executive Officers. The Registrant's guaranty was partially secured by a deposit of $250,000 held by the lending bank, and this deposit was released to the Registrant following the Initial Closing.

                In the event the Approval is not granted before February 2000 or upon the occurrence of certain other events, UMDC and RRI may extend the term of the Consulting Agreement or may enter into a joint sale of UMDC. In addition, upon the occurrence of certain events, the Consulting and Administrative Services Agreement may be terminated, in which event UMDC will be required to repurchase its assets at a fixed monthly rate over a term of years, unless sooner paid. In addition, UMDC and its shareholders, including Certain Executive Officers, have indemnified RRI against damages arising from certain breaches of the Purchase Agreement.

                In connection with the transaction, the Registrant and certain of its affiliates have agreed not to engage in the dialysis services business or certain related businesses within the City of Manhattan, New York for a period of ten years following the Initial Closing. RRI is a joint venture between Fresenius Medical Care, N.A. and Beth Israel Medical Center.

                No assurance can be given that the Approval will be granted or that the transactions contemplated by the Purchase Agreement or the Consulting Agreement will otherwise be consummated. No assurance can be given that UMDC will earn sufficient net income to be able to make payments to the Registrant during the term of the Consulting Agreement or that UMDC will not suffer losses during the term of the Consulting Agreement. In the event of a breach of the a covenant not to compete, no assurance can be given that the Registrant will not be obligated to pay damages to RRI. No assurance can be given that Certain Executive Officers will not incur costs, expenses, liabilities or damages which are subject to indemnity by the Registrant in connection with the Purchase Agreement, the Consulting Agreement or any covenant not to compete.

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                                   SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Continental Choice Care, Inc.

(Registrant)


Dated: February 3, 1998
                                               By:
                                                  Steven L. Trenk, President


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